Exhibit 99.1
CARRIZO OIL & GAS PRICES $400 MILLION OFFERING OF 8.625% SENIOR NOTES
HOUSTON, TX, October 28, 2010 — Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) announced today it has priced a private offering of $400 million aggregate principal amount of its senior unsecured notes due 2018 at an offering price equal to 99.302%. The offering is expected to close on November 2, 2010, subject to satisfaction of customary closing conditions.
Carrizo intends to use a portion of the net proceeds from the offering to repay in full borrowings outstanding under its senior credit facility and to initially hold the remaining net proceeds in short-term investments. Upon closing of the concurrent tender offer for up to $300 million aggregate principal amount of its outstanding 4.375% convertible senior notes due 2028, Carrizo intends to use the net proceeds that were held in short-term investments, together with borrowings under its senior credit facility, to fund the tender offer. If the tender offer is not consummated, Carrizo intends to use the net proceeds from the offering that were held in short-term investments to fund in part its recently expanded capital expenditure program, including exploration in the Eagle Ford Shale and Niobrara formation, and for general corporate purposes.
The notes to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The senior unsecured notes will be offered only to qualified institutional buyers under Rule 144A under the Securities Act and non-U.S. persons under Regulation S.
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
About Carrizo Oil & Gas, Inc.
Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, exploitation, and production of oil and natural gas primarily in the Barnett Shale in North Texas, the Marcellus Shale in Appalachia, the Eagle Ford Shale in South Texas, the Niobrara Formation in Colorado, and in proven onshore trends along the Texas and Louisiana Gulf Coast regions. Carrizo controls significant prospective acreage blocks and utilizes advanced drilling and completion technology along with sophisticated 3-D seismic techniques to identify potential oil and gas drilling opportunities and to optimize reserve recovery.

Forward-Looking Statements
Statements in this news release, including but not limited to those relating to closing of the notes offering, the use of proceeds from the notes offering, the tender offer, the capital expenditure program and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although Carrizo believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include satisfaction of closing conditions, results of operations, market conditions, capital needs and uses, satisfaction of conditions to the tender offer and other risks and uncertainties that are beyond Carrizo’s control, including those described in Carrizo’s Form 10-K for the year ended December 31, 2009 and its other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made and Carrizo undertakes no obligation to correct or update forward-looking information.